SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                             Student Advantage, Inc.
                             -----------------------
                                (Name of Issuer)


                          Common Stock, $0.01 Par Value
                          -----------------------------
                         (Title of Class of Securities)

                                   86386Q 303
                                   ----------
                                 (CUSIP Number)

                                February 5, 2004
                                ----------------
              (Date of Event Which Requires Filing this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 86386Q 303                                           Page 2 of 8 Pages
      --------------
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON                                     ATLAS II, L.P.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    a    [X]
                                                                    b    [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
                                          5. SOLE VOTING POWER

           NUMBER OF                         40,912
            SHARES                        --------------------------------------
          BENEFICIALLY                    6. SHARED VOTING POWER
             OWNED
            BY EACH                          0
           REPORTING                      --------------------------------------
          PERSON WITH                     7. SOLE DISPOSITIVE POWER

                                             40,912
                                          --------------------------------------
                                          8. SHARED DISPOSITIVE POWER

                                             0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     80,373
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.99%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  86386Q 303                                          Page 3 of 8 Pages
           ----------
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON                           Pentagram Partners, L.P.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    a    [X]
                                                                    b    [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
                                             5. SOLE VOTING POWER

           NUMBER OF                            39,461
            SHARES                           -----------------------------------
         BENEFICIALLY                        6. SHARED VOTING POWER
             OWNED
            BY EACH                             0
           REPORTING                         -----------------------------------
          PERSON WITH                        7. SOLE DISPOSITIVE POWER

                                                39,461
                                             -----------------------------------
                                             8. SHARED DISPOSITIVE POWER

                                                0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     80,373
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.99%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  86386Q 303                                          Page 4 of 8 Pages
           ----------
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON                                 Richard Jacinto II
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 a    [X]
                                                                 b    [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
                                            5. SOLE VOTING POWER

            NUMBER OF                          80,373(1)
             SHARES                         ------------------------------------
           BENEFICIALLY                     6. SHARED VOTING POWER
              OWNED
             BY EACH                           0
            REPORTING                       ------------------------------------
           PERSON WITH                      7. SOLE DISPOSITIVE POWER

                                               80,373(1)
                                            ------------------------------------
                                            8. SHARED DISPOSITIVE POWER

                                               0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     80,373(1)
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.99%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
(1) Represents shares held by Atlas II, L.P. and Pentagram Partners, L.P., which Richard Jacinto II is the General Partner.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

ITEM 1.  NAME AND ADDRESS OF ISSUER

         (a)     Student Advantage, Inc.

         (b)     280 Summer Street Boston, MA 02210

ITEM 2. NAME, ADDRESS AND CITIZENSHIP OF PERSON FILING; CLASS OF SECURITIES AND CUSIP NUMBER

         (a)     Atlas II, L.P., Pentagram Partners, L.P. and Richard Jacinto II

         (b) The address for Atlas II, L.P., Pentagram Partners, L.P. and Richard Jacinto II is:

                 630 Fifth Avenue, 20th Floor
                 New York, NY  10111

         (c) Atlas II, L.P. and Pentagram Partners, L.P. are New York limited partnerships. Richard Jacinto II is a U.S. citizen.

         (d)     Common Stock

         (e)     86386Q 303

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a)  [ ]         Broker or Dealer registered under Section 15 of the Act

(b)  [ ]         Bank is defined in Section 3(a)(6) of the Act

(c)  [ ]         Insurance Company as defined in Section 3(a)(19) of the Act

(d)  [ ]         Investment Company registered under Section 8 of the Investment
                 Company Act

(e)  [ ]         Investment Adviser registered under Section 203 of the
                 Investment Advisers Act of 1940

(f)  [ ]         Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

(g)  [ ]         Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)
                 (G) (Note: See Item 7)

(h)  [ ]         Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

(i)  [ ]         A church plan that is excluded from the definition of an
                 investment company under section 3(c)(14) of the Investment
                 Company Act of 1940.

(j)  [ ]         Group, in accordance with ss. 240.13d-1(b)(1)(ii)J).

ITEM 4.  OWNERSHIP

         (a) Amount Beneficially Owned 80,373(1)

         (b) Percent of Class: 14.99%(1)

         (c) Number of shares as to which the person has:

             Atlas II, L.P.
             --------------

             (i)   sole power to vote or to direct the vote:        40,912(1)
             (ii)  shared power to vote or to direct the vote:             0
             (iii) sole power to dispose or to direct the
                   disposition of:                                  40,912(1)
             (iv)  shared power to dispose or to direct the
                   disposition of:                                         0

             Pentagram Partners, L.P.
             ------------------------

             (i)   sole power to vote or to direct the vote:        39,461(1)
             (ii)  shared power to vote or to direct the vote:             0
             (iii) sole power to dispose or to direct the
                   disposition of:                                  39,461(1)
             (iv)  shared power to dispose or to direct the
                   disposition of:                                         0

             Richard Jacinto II
             ------------------

             (i)   sole power to vote or to direct the vote:     80,373(1)(2)
             (ii)  shared power to vote or to direct the vote:             0
             (iii) sole power to dispose or to direct the
                   disposition of:                               80,373(1)(2)
             (iv)  shared power to dispose or to direct the
                   disposition of:                                         0

(1) Amount beneficially owned reflects a 1 for 10 reverse stock split effected by Student Advantage, Inc. on July 1, 2002. The reverse stock split did not effect the percentage of class.
(2) Consisting of shares held by Atlas II, L.P. and Pentagram Partners, L.P. Richard Jacinto II is the General Partner of Atlas II, L.P. and Pentagram Partners, L.P. and has sole voting and investment power over the shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transactions having that purposes or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                ATLAS II, L.P.,
                                                A New York Limited Partnership



Date:  February 5, 2004                         /s/ Richard Jacinto II
                                                --------------------------------
                                                Richard Jacinto II,
                                                General Partner



                                                PENTAGRAM PARTNERS, L.P.,
                                                A New York Limited Partnership



Date:  February 5, 2004                         /s/ Richard Jacinto II
                                                --------------------------------
                                                Richard Jacinto II,
                                                General Partner



Date:  February 5, 2004                         /s/ Richard Jacinto II
                                                --------------------------------
                                                Richard Jacinto II,
                                                an Individual